Exhibit (a)(5)(vii)
Confidential To the Board of Directors of: Cadeler A/S Kalvebod Brygge 43 1560 Copenhagen V Denmark	September 21, 2026
Independent statement in accordance with section 6-16 of the Norwegian Securities Trading Act
Background
On August 27, 2026, Cadeler A/S (the “Company”) disclosed that, in connection with an internal restructuring to facilitate the re-domiciliation of the Company from Denmark to the United Kingdom, Cadeler plc, a company incorporated under the laws of England and Wales, established by one of the Company’s shareholders, BW Altor Pte. Ltd., in order to facilitate the implementation of the Offer (as defined below), intends to tender for the outstanding shares of the Company (including shares represented by American Depository Shares (each representing four shares in the Company)) in exchange for newly issued ordinary shares in Cadeler plc (the “Offer” or “Proposed Transaction”). Under the Proposed Transaction, and subject to legal restrictions, eligible shareholders of the Company are offered to exchange each of their shares in the Company, with a nominal value of DKK 1.00 (each, a “Cadeler Share”), including Cadeler Shares represented by American Depositary Shares, each representing four (4) Cadeler Shares (the “Cadeler ADSs”), for one (1) share in Cadeler plc (each, a “Cadeler plc Share”) (the “Offer Consideration”). The Cadeler Shares are admitted to trading on the Oslo Stock Exchange with ticker code “CADLR” and Cadeler Shares and Cadeler ADSs are listed on the New York Stock Exchange (the “NYSE”) under the ticker code “CDLR”. As soon as practicable following the completion of the Offer, the Cadeler plc Shares are expected to be admitted to trading and listed on the Oslo Stock Exchange and the NYSE under the ticker code “CDLR”, and the Cadeler Shares are expected to be delisted from the Oslo Stock Exchange and Cadeler Shares and Cadeler ADSs are expected to be delisted from the NYSE, and Cadeler is expected to terminate its American Depositary Receipt program.
Detailed information about the Offer is set out in the combined EU/EEA offer document and prospectus (the “Offer Document”) from Cadeler plc dated September 21, 2026. Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, strongly recommends shareholders of the Company to carefully study the information given in the Offer Document.
The Board of Directors of the Company (the “Board of Directors”) has a duty under section 6-16 (1) of the Norwegian Securities Trading Act (“STA”) to issue a statement setting out its assessment of the Offer and reasons on which it is based, including its views on the effects of the implementation of the Offer on the interests of the Company, including the effect, if any, of the strategic plans by Cadeler plc on employment and the location of the Company’s place of business.
In accordance with section 6-16 (4) of the STA, the Financial Supervisory Authority of Norway (Finanstilsynet) has required that such statement regarding the Offer is issued by an independent advisor on behalf of the Company.
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The Company has engaged Duff & Phelps to provide the statement on behalf of the Company in accordance with section 6-16 of the STA on the Proposed Transaction (this “Statement”). Finanstilsynet has approved Duff & Phelps to provide this Statement.
Duff & Phelps has considered and confirmed our independence to Finanstilsynet. Duff & Phelps does not have a business relationship with the Company, the Offeror or any of their closely related parties that should raise concerns regarding our impartiality, and Duff & Phelps has no interest in the outcome of the Offer.
Scope of Analysis
In connection with this Statement, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances to enable Duff & Phelps to render this Statement. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Statement included, but were not limited to, the items summarized below:
1.
Reviewed the following documents:

a.
The Company’s annual report for the fiscal year ended December 31, 2025, including audited financial statements included in the Company’s annual report, on Form 20-F filed with the United States Securities and Exchange Commission (“SEC”) on March 24, 2026;

b.
The Company’s interim financial report, including unaudited interim financial statements for the six months ended June 30, 2026 included in the Company’s Form 6-K filed with the SEC on August 25, 2026;

c.
The Offer Document regarding the recommended voluntary offer to acquire all outstanding shares in the Company made by Cadeler plc, dated September 21, 2026;

d.
The Registration Statement on Form F-4 (File No. 333-298599) filed by Cadeler plc (named Cadeler Limited at the time of filing) with the SEC on August 27, 2026, as amended by Amendments No. 1 and 2 thereto filed with the SEC on September 14, 2026 and September 18, 2026, respectively;

e.
Draft of the Schedule 14D-9 to be filed by the Company with the SEC on September 22, 2026; and

f.
Other information that Duff & Phelps deemed relevant provided to us by management of the Company;

2.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company, including that there is not expected to be any material impact on the Company’s business operations, customers, employees, tax positions, matters of regulatory compliance, among other things, as a result of the Proposed Transaction;

3.
Evaluated and considered the effects of the implementation of the Proposed Transaction on (i) the Company’s business interests, such as increased flexibility to engage in future mergers and acquisitions transactions and greater access to capital markets, (ii) Cadeler plc’s strategic plans for the Company and their likely repercussions on employment and the locations of the Company’s places of business, and (iii) the Company’s shareholders, including, among other things, that equivalent economic interest is preserved, that the Offer does not create dilution for the Company’s shareholders, and that the governance rights are comparable; and

4.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions
In performing its analyses and rendering this Statement with respect to the Proposed Transaction, Duff & Phelps, with the consent of the Company:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.
Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

4.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

5.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

6.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed without any amendments thereto or any waivers of any terms or conditions thereof; and

7.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company, Cadeler plc, or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Statement is based prove to be untrue in any material respect, this Statement cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Statement, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Cadeler plc’s Strategic Plans and Impact on the Company and its Employees
In the Offer Document, Cadeler plc states that the business carried out by the Company and its subsidiaries immediately following the implementation of the re-domiciliation will be the same as the business carried out by the Company and its subsidiaries immediately prior to the implementation of the re-domiciliation. Additionally, as of the date of the Offer Document, Cadeler plc does not have any specific plans regarding the Company’s employees, and is not aware of any circumstances relating to the completion of the Offer, that will have any material legal, financial or work-related consequences for the Company’s employees.
The employees have not, to our knowledge, made any separate statement regarding the Offer.
Views of the Board of Directors
The Board of Directors has unanimously determined that the Proposed Transaction, including the Offer, is fair to, and in the best interests of, the Company and the shareholders of the Company, and the Board of Directors resolved to recommend that the Company shareholders accept the Offer and tender their Cadeler Shares (including Cadeler Shares represented by Cadeler ADSs) pursuant to the Offer.

Views of the members of the Board of Directors and the Executive Management, in their capacity as shareholders
Certain members of the Board of Directors and the Company’s Executive Management are shareholders of the Company. We are not aware of any such shareholder having entered into undertakings to pre-accept the Offer in respect of the Cadeler Shares they hold, but we understand that the Company expects that the major shareholders that are represented on the Board of Directors, as well as members of the Executive Management, plan to accept the Offer.
Qualifications
Duff & Phelps has prepared this Statement effective as of the date hereof. This Statement is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Statement which may come or be brought to the attention of Duff & Phelps after the date hereof.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction; (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Proposed Transaction; or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.
Duff & Phelps is not expressing any opinion as to the market price or value of the Cadeler Shares (or anything else) prior to or after the consummation of the Proposed Transaction. This Statement should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. We recommend that shareholders seek advice from professional tax advisors regarding the tax consequences of the Offer.
In rendering this Statement, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.
Limiting Conditions
This Statement is addressed to the Board of Directors for the purpose of serving as a basis for the current shareholders’ standpoint regarding the Proposed Transaction and we do not accept any responsibility for its use for other purposes than this.
This Statement (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Board of Directors or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the terms of the Proposed Transaction are the best possibly attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the analysis on which this Statement is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
This Statement is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated September 9, 2026 (the “Engagement Letter”).

Disclosure of Prior Relationships
Duff & Phelps has acted as a financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Statement or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee was payable when Duff & Phelps informed the Board of Directors that Duff & Phelps was prepared to deliver this Statement. Other than this engagement, during the two years preceding the date of this Statement, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received, nor is any such material relationship or related compensation mutually understood to be contemplated.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Offer Consideration is fair from a financial point of view to the Company’s shareholders (without giving effect to any impact of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).
This Statement has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
/s/ Kroll, LLC
Duff & Phelps Opinions Practice
Kroll, LLC